UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 13, 2007

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As disclosed in its Current Report on Form 8-K filed on July 27, 2007 with the Securities and Exchange Commission (the “Commission”), NovaDel Pharma Inc. (the “Company”) announced that, effective July 25, 2007, Jan H. Egberts, M.D., President, Chief Executive Officer and Director of the Company, resigned from his positions with the Company. On September 13, 2007, in connection with his resignation, Dr. Egberts and the Company entered into a Separation, Consulting and General Release Agreement (the “Agreement”).

Under the terms of the Agreement, Dr. Egberts will provide the Company with certain consulting services, not to exceed forty (40) hours in any calendar month, for a period of twelve (12) months, beginning on the date of execution of the Agreement and ending July 25, 2008 (the “Term”). Dr. Egberts shall receive fees for such services at a rate of $363,000 per annum, payable in equal bi-weekly installments during the Term. In addition, options previously granted to Dr. Egberts which were outstanding as of July 25, 2007 but not otherwise vested and exercisable, immediately vested and became exercisable under the Agreement and shall remain outstanding until the expiration of the Term. The Agreement contains customary provisions concerning confidentiality and non-competition.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description

10.1	Separation, Consulting and General Release Agreement, effective as of July 25, 2007, by and between NovaDel Pharma Inc. and Jan H. Egberts, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ Michael E. Spicer
Name:	Michael E. Spicer
Title:	Chief Financial Officer and Corporate Secretary

Date: September 20, 2007